Exhibit 3.1

Articles of Amendment

to the

Articles of Incorporation

of

PERFUMANIA HOLDINGS, INC.

Document Number of Corporation: P00000007850

Perfumania Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Florida Business Corporation Act (the “FBCA”), does hereby certify that:

1.    The name of this Corporation is Perfumania Holdings, Inc. and the Corporation was originally incorporated on January 25, 2000 pursuant to the FBCA.

2.    The first paragraph of Article III of the Amended and Restated Articles of Incorporation of the Corporation , as heretofore amended (the “Articles of Incorporation”), is hereby deleted in its entirety and replaced with the following:

“The aggregate number of shares of all classes of capital stock that the Corporation shall have authority to issue is thirty six million (36,000,000) shares, consisting of (i) thirty five million (35,000,000) shares of common stock, par value $0.01 per share (the “Common Stock”), and (ii) one million (1,000,000) shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).”

3.    The foregoing amendment to the Articles of Incorporation of the Corporation was adopted and approved by the Board of Directors of the Corporation by unanimous written consent dated December 23, 2011, and was adopted and approved by the shareholders of the Corporation at a special meeting held April 17, 2012,* in accordance with the applicable provisions of FBCA, and number of votes cast for the amendment by the shareholders was sufficient for its approval.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment to the Articles of Incorporation on this 17th day of April, 2012, and does hereby certify that the facts stated in these Articles of Amendment to the Articles of Incorporation are true and correct.

Perfumania Holdings, Inc.

By:	/s/ Michael W. Katz
Name:	Michael W. Katz
Title:	President and Chief Executive Officer

*Date corrected by Articles of Correction filed on April 17, 2012.

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